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                                                                   EXHIBIT 10.52

                       RESEARCH AND DEVELOPMENT AGREEMENT

         This Research and Development Agreement (the "Agreement") is made as of the thirtieth day of June, 1999 by and between Sabratek Corporation, a Delaware corporation ("SBTK"), and Systle Corporation, a Delaware corporation ("Systle").
                                    RECITALS
         A. SBTK is engaged in the research, development and marketing of diagnostic products and other products for a range of health conditions.
         B. Systle desires to engage SBTK to perform, on behalf of Systle, research and development and related activities in connection with the Systle Programs (as defined below).
         NOW, THEREFORE, in consideration of the various premises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.       DEFINITIONS.
         For the purposes of this Agreement, the following terms shall have the meanings set forth below:
         1.1 "Acquired Product" shall mean any product for which SBTK has exercised the Product Option.
         1.2 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of shares to which are attached more than fifty percent (50%) of the votes that may be cast for the election of directors in the case of a corporation, and at least fifty percent (50%) of the interests in profits in the case of a business entity other than a corporation. SBTK and Systle shall not be considered Affiliates of each other.

         1.3 "Confidential Information" shall mean all information received by one party with respect to the research, intellectual property or business of the other and it shall include, without limiting the generality of the foregoing, all documents, data and other technical information, such as know-how, formulae, processes, models, manufacturing techniques, research projects, information management systems and software as well as information relating to the management and financial affairs of such party, such as figures relating to profits, markets, sales, business, marketing and development plans, client lists, supplier lists and information of a similar nature.
         1.4 "Developed Technology" shall mean Proprietary Rights that (a) are first generated, conceived or reduced to practice, as the case may be, by SBTK, a SBTK Affiliate or by any third party in the course of performing activities undertaken pursuant to this Agreement or (b) are acquired from a third party by SBTK or a SBTK Affiliate during the term of this Agreement for use, in whole or in part, in the conduct of the Systle Programs.
         1.5 "Development Assets" shall mean any clinical supplies, materials and other tangible assets purchased, manufactured or developed for use in any Systle Program pursuant to approved Work Plans.
         1.6 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market a Systle Product in the United States.


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         1.7  "Product Option" shall mean the purchase rights granted to SBTK or a designated SBTK Affiliate pursuant to Section 6 of this Agreement.
         1.8 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, patents or patent applications claiming any of the foregoing, and copyrights, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense without the consent of any third party and without incurring additional liability to any third party.
         1.9 "Research and Development Costs" shall mean the fully-burdened cost of activities undertaken pursuant to this Agreement plus twelve percent (12%) of such costs, including research expenses, general and administrative expenses, capital asset costs, costs for licenses or acquisition of technology, products or therapeutic agents from third parties for the Systle Programs and costs of third-party collaborations or contract research undertaken for the Systle Programs, determined in accordance with Exhibit B hereto.
         1.10 "Systle Product" shall mean any product developed pursuant to any of the Systle Programs.
         1.11 "Systle Programs" shall mean any of the product development programs listed in Exhibit A and any additional or modified development programs recommended by SBTK and accepted by Systle for development pursuant to this Agreement.
         1.12 "Work Plan" shall mean a work plan for research and development under a Systle Program, including cost estimates.
2.       DEVELOPMENT SERVICES.
         2.1 Engagement of SBTK. Systle hereby engages SBTK to perform or cause to be performed research, development and related activities in connection with the Systle Programs in accordance with the respective Work Plan accepted by Systle pursuant to Section 2.3, and to undertake such other activities as the parties may from time to time agree, and SBTK hereby accepts such engagement.
         2.2 Product Development -- SBTK Obligations. SBTK shall diligently perform or cause to be performed those activities necessary to execute the Work Plans accepted by Systle pursuant to Section 2.3, as amended from time to time upon the mutual agreement of SBTK and Systle. In connection therewith, SBTK shall make available such of its scientific and other personnel, and shall take such steps as it deems reasonably necessary in order to perform its obligations in accordance with the terms hereof, but SBTK is not obligated to devote any specific amount of time or resources to activities hereunder. SBTK shall have full discretion to determine from time to time the allocation of resources of SBTK (facilities, equipment and personnel) to be made available for activities hereunder, and to determine from time to time the allocation of resources of SBTK among such activities. Systle understands, acknowledges and agrees that SBTK may devote substantial time and resources to research and development activities for other persons and for its own account, and as a result, SBTK may develop and commercialize, or have commercialized, products competitive with Systle Products.
         2.3  Work Plans; Mediation of Disputes.
              (a) From time to time during the term of this Agreement, SBTK shall propose Work Plans for the Systle Programs and Systle shall have the right to approve or reject all or any portion of a proposed Work Plan. SBTK shall provide Systle with a proposed Work Plan under


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each of the Systle Programs. Systle shall promptly notify SBTK in writing of his acceptance (in whole or in part) or rejection (in whole or in part) thereof.
              (b) The parties understand and acknowledge that it is difficult to predict accurately the activities that will be necessary to execute any Work Plan, including the Research and Development Costs thereof, and that significant uncertainties exist in any product development effort. Systle and SBTK shall cooperate in good faith to devise mutually acceptable Work Plans for the Systle Programs. SBTK and Systle shall review each such Work Plan from time to time, and in any event no less often than at the end of each stage of research and development, and shall then revise each Work Plan as appropriate such that each Work Plan remains a best estimate of the work to be performed to complete the development objectives identified therein and of the Research and Development Costs thereunder. The parties may also mutually determine to discontinue any and all Work Plans with respect to a Systle Program.
         Except as set forth in Section 2.3(c), Systle shall not be obligated to pay Research and Development Costs in excess of those provided for in approved Work Plans (if such a maximum amount is so specified), and SBTK shall not be obligated to perform work which would result in Research and Development Costs exceeding those in approved Work Plans (if such a maximum amount is so specified).
         (c) The parties recognize that bona fide disputes may arise from time to time in connection with devising mutually-acceptable Work Plans for the Systle Programs. If Systle accepts or rejects a Work Plan in part, SBTK may either (i) perform the activities under the Work Plan as approved by Systle or
(ii) propose a modified Work Plan to Systle for approval.
         2.4 Consultation. Systle shall consult with SBTK and shall review with SBTK from time to time SBTK's ongoing activities on behalf of Systle and the progress toward completion of the activities under the Work Plans for each Systle Program.
         2.5 Third Party Rights. Subject to the terms and conditions of this Agreement, SBTK shall have discretion to attempt to obtain any Proprietary
Rights from any third party that SBTK reasonably determines to be necessary or useful to conduct any Systle Program or related activities pursuant to any approved Work Plan. In addition, SBTK shall have the right to conduct its research and development activities under this Agreement in connection with the Systle Programs with SBTK Affiliates and third parties, including entering into, on Systle's behalf, research and development agreements. Proprietary Rights acquired by or licensed to SBTK as a result of the foregoing shall be included in the Developed Technology. The costs of obtaining any such Proprietary Rights or conducting such research and development activities shall be included in the Research and Development Costs paid by Systle pursuant to this Agreement.
         2.6 Development Assets. SBTK shall own and have the right to use any Development Assets.
         2.7 Notices. SBTK shall notify Systle within five (5) business days after SBTK receives notice of clearance from any government or governmental agency to market any Systle Product. SBTK shall promptly notify Systle of the first commercial sale of any Systle Product in any jurisdiction.




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3.       PAYMENT FOR SERVICES; TIMING OF PAYMENTS.
         3.1 Payment of Research and Development Costs. In consideration of the work to be carried out by SBTK hereunder, Systle shall make payments to SBTK (or its Affiliates as directed by SBTK) for all Research and Development Costs incurred by SBTK or its Affiliates in accordance with accepted Work Plans. Systle shall also make payments to SBTK for Research and Development Costs with respect to the initial Systle Programs which have been incurred from January 1, 1999 through the date hereof, in accordance with the Systle approved Work Plans therefor in effect as of the date hereof. Systle shall make a payment of One Million Dollars ($1,000,000) to cover estimated Research and Development Costs upon execution of this Agreement.
         3.2 Timing of Payments. Systle shall pay to SBTK quarterly, in advance, the estimated amount of all Research and Development Costs to be incurred by SBTK and its Affiliates during each calendar quarter, within five
(5) days after receipt of SBTK's invoice therefor, with a true-up payment to be made by one party to the other within forty five (45) days after the end of each calendar year as needed to reconcile estimated and actual Research and Development Costs.
         3.3 Sufficiency of Funds. Neither Systle nor SBTK makes any warranty, express or implied, that the funds budgeted in any Work Plan will be sufficient to complete the development under any or all of the Systle Programs or the other activities contemplated hereunder.
         3.4 Late Payments. Any payments due hereunder that are not made when due shall accrue interest at the lesser of ten percent (10%) per annum or the maximum rate as may be allowed by law, beginning on the date when SBTK notifies Systle that such payments are overdue.
4.       REPORTS AND RECORDS.
         4.1 Research and Development Program Reports. Within forty-five (45) days after the end of each calendar quarter, SBTK shall provide to Systle a report setting forth (a) a summary of the work performed hereunder by or at the direction of SBTK during such quarter; and (b) the total Research and Development Costs of such activities during such quarter and cumulatively to date, for each Work Plan.
         4.2 Records; Review by Auditors. SBTK shall (and shall cause any respective Affiliate to) keep and maintain, in accordance with U.S. generally accepted accounting principles, proper and complete records and books of account documenting all Research and Development Costs. Systle shall have the right, once in each calendar quarter during regular business hours and upon reasonable notice to SBTK or the respective Affiliate, and at his own expense, to examine or to have examined by his auditors or representatives, pertinent books and records of SBTK or such Affiliate, for the sole purpose of determining the correctness of amounts invoiced, paid or due under this Agreement. Such examination shall take place not later than two (2) years following the quarter in question, and only one examination may take place with respect to any period as to which such books and records are examined.




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5.       OWNERSHIP OF TECHNOLOGY.
         5.1 Ownership of Developed Technology. Unless SBTK and Systle agree otherwise, all Developed Technology shall be owned by Systle, subject to the Product Option.
         5.2 Patents Covering Developed Technology. SBTK shall determine whether and to what extent to seek and maintain patents covering any Developed Technology. Any such patents and applications therefor shall be owned by Systle unless such ownership separate from SBTK shall raise prior art issues with respect to SBTK inventions, in which event, such patent applications shall be filed by SBTK, subject to an exclusive license to Systle. Systle shall pay all of the costs of obtaining and maintaining any patents and patent applications during the term of this Agreement arising out of Systle Programs.
         5.3 Transfer of Technology. Systle shall not grant any rights under or to, transfer, assign or otherwise dispose of any Developed Technology or any Systle Product, without first delivering to SBTK sixty (60) business days prior written notice, whereupon SBTK shall have the opportunity to exercise its Product Option with respect thereto as provided in Section 6.
6.       PRODUCT OPTION.
         6.1 Grant of Product Option. On the terms and subject to the conditions of this Agreement, Systle hereby grants to SBTK an option to acquire all of Systle's rights with respect to each Systle Product, exercisable on a product-by-product basis as described in Section 6.2.
         6.2 Time For Exercise. SBTK may exercise the Product Option with respect to any Systle Product at any time during the period beginning on the date hereof and ending one (1) year after clearance by the FDA to market such Systle Product in the United States. The Product Option for any Systle Product will expire if not exercised within the foregoing time periods.
         6.3 Manner Of Exercise. SBTK shall exercise any Product Option by delivering to Systle, within the time period described in Section 6.2 above, a written notice of exercise specifying the Systle Product. Upon delivery of such written notice of exercise, the parties shall execute an assignment to SBTK of all Systle's rights in the Systle Product and all associated Developed Technology. The consideration for such assignment shall be one and one third (1-1/3) of the Research and Development Costs to develop such Systle Product under this Agreement.
7.       ACCESS TO INFORMATION; CONFIDENTIALITY.
         7.1 Access. Systle shall be permitted access to the premises of SBTK during normal business hours, solely for the purpose of monitoring the progress of activities under this Agreement. SBTK shall keep records and notebooks documenting the experiments performed during its work under this Agreement and the results thereof. Such documentation shall be available during normal business hours for inspection by Systle.
         7.2 Third Parties. SBTK shall use reasonable efforts to obtain from each third party engaged pursuant to Section 2.5 access similar to that to be provided pursuant to Section 7.1, for the benefit of both Systle and SBTK.
         7.3 Confidentiality. During the term of this Agreement and for a period of ten (10) years following its termination, each party shall maintain in confidence all Confidential Information of the other; provided, however, that nothing contained herein shall prevent either party from disclosing any Confidential Information to the extent that such Confidential Information (a) is required to be disclosed in connection with conducting the Systle Programs, securing necessary governmental authorization with respect to the Systle Products, or directly or

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indirectly making, using or selling Systle Products, (b) is required or appropriate to be disclosed by law for the purpose of complying with governmental regulations, (c) is disclosed to sublicensees, distributors or marketing partners or potential sublicensees, distributors or marketing partners permitted under the agreements between the parties in connection with the proposed or actual research, development, manufacturing or marketing of Systle Products, subject to similar obligations of confidentiality on the part of such third parties as required by the agreements between the parties, (d) is lawfully disclosed to the recipient by a third party having the right to disclose such information to the recipient, or (e) either before or after the time of disclosure to the recipient, become known to the public other than by an unauthorized act or omission of the recipient or any of the recipient's employees or agents; provided further that, Systle may disclose SBTK Confidential Information to third parties only in accordance with the provisions of this Section 7.3 and Section 8.1 hereof and in accordance with the provisions of any license entered into pursuant to the Product Option. The obligations of each of the parties pursuant to this Section 7.3 shall survive the termination of this Agreement for any reason. Any breach of this Section 7.3 may result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to seek injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.
8.       PUBLIC DISCLOSURE.
         8.1 Public Disclosure. No press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released by Systle without the prior consent of SBTK. Only SBTK and its representatives shall be permitted to communicate with financial analysts, investors and the press regarding this Agreement and the transactions contemplated hereby. Systle agrees that all such contacts shall be directed to SBTK.
9.       TERM AND TERMINATION.
         9.1 Term. This Agreement shall become effective on the date set forth on the first page (the "Effective Date") and shall continue thereafter, unless earlier terminated pursuant to Section 9.2, until June 30, 2005.
         9.2 Other Termination. Either party may, in its discretion, terminate by written notice this Agreement in the event that the other party:
         (a) breaches any material obligation hereunder and such breach continues for a period of sixty (60) days after written notice thereof by the terminating party to the other party; or
         (b) enters into any proceeding, whether voluntary or involuntary, in bankruptcy, reorganization of creditor's rights or similar arrangement for the benefit of its creditors.
10.      FORCE MAJEURE.
         10.1 Force Majeure. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.




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11.      MISCELLANEOUS.
         11.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if set forth in a writing executed by authorized representatives of such party and referring specifically to the provision alleged to have been amended or waived. A waiver by any party hereto of any terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms and conditions for any similar instance in the future. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
         11.2 Assignment. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that SBTK may assign such rights and obligations hereunder to an Affiliate of SBTK or to any person or entity with which SBTK is merged or consolidated or which acquires all or substantially all of the assets or issued and outstanding shares in the share capital of SBTK.
         11.3 Dispute Resolution. To the extent feasible, SBTK and Systle desire to resolve any controversies or claims or issues arising out of or relating to this Agreement through discussions and negotiations between each other. SBTK and Systle agree to use their reasonable best efforts to attempt to resolve any disputes, controversies, claims or issues arising out of or relating to this Agreement by face-to-face negotiations with each other. In the event that, after good faith discussions, such controversies, claims or issues cannot be resolved solely between the parties, then SBTK and Systle shall, upon the election of either SBTK or Systle, jointly submit their dispute to binding arbitration in the City of Chicago, Illinois. Such arbitration shall be administered by the American Arbitration Association (the "Institute") in accordance with its then prevailing rules for arbitration of business disputes (except as otherwise provided by this Agreement), by three independent and impartial arbitrators, one of whom shall be appointed by SBTK, one of whom shall be appointed by Systle and one of whom shall be appointed by the Institute (collectively, the "Arbitrator"). Notwithstanding anything to the contrary provided in Section 11.5 of this Agreement, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.ss. 1 et. seq. The Arbitrator shall permit and facilitate such discovery as it shall determine appropriate in the circumstances, taking into account the needs of the parties hereto and the desirability of making discovery expeditious and cost effective. The arbitrator may issue such interim orders in accordance with principles of equity as may be necessary to protect any party from irreparable harm during the pendency of any arbitration, including entry of a preliminary injunction. Any such order shall be without prejudice to the final determination of the controversy. SBTK and Systle hereby agree that such arbitration shall be completed and a final arbitration decision rendered within sixty (60) days of the submission of the respective dispute to arbitration, and each of such parties shall take all actions appropriate and necessary to cause such arbitration to be so completed within such sixty (60) day period. The Arbitrator shall not be empowered to award any party any punitive damages in connection therewith, and each party hereby irrevocably waives any right to recover such punitive damages. The determination of the Arbitrator as to a dispute shall be final and binding for all purposes of this Agreement.

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Each party to any such arbitration shall use its best efforts and utmost diligence to safeguard and to protect against disclosure, misuse, espionage, loss and theft and shall keep and maintain in strict confidence and shall not disclose to any third party any information that may be disclosed to it in connection with such arbitration proceeding, other than to its employees and agents who require access to such information to perform their duties and other than is required or appropriate to disclose pursuant to applicable law (including pursuant to securities laws and any reporting requirements thereunder) or court order or in any arbitration contemplated by this Agreement; the arbitrator shall to the extent permitted by the rules and regulations of the Institute be likewise bound by this confidentiality provision and shall not make public its opinion or findings in connection with the relevant proceeding. The fees and expenses of the Arbitrator shall be equally shared by the parties and each of the parties shall bear its own costs and expenses in connection with any such arbitrations; provided that if the right of a party or parties to indemnification for any particular matter is upheld or sustained in such arbitration, the other party or parties to such arbitration shall bear all of the fees and expenses of the Arbitrator, all of their own costs and expenses and the reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the party or parties whose claim to indemnity is so upheld or sustained.
         11.4 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.
         11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
         11.6 Headings. The section headings contained in sections of this Agreement are included for convenience only and form no part of the Agreement between the parties.
         11.7 Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:
         If to SBTK:
-------------------

              Sabratek Corporation
              8111 North St. Louis Avenue
              Skokie, Illinois 60076
              Attention: Chief Financial Officer
              Telephone: 847-720-2400
              Facsimile: 847-720-2345










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               with copy to:
               (which shall not constitute notice to SBTK)

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: Carter W. Emerson
               Telephone: 312-861-2000
               Facsimile: 312-861-2200

         If to Systle:
---------------------

               Charles K. Stewart
               __________________________________
               __________________________________
               Facsimile: _______________________


         All notices shall be deemed to be effective upon receipt unless such notice is delivered or transmitted by facsimile, in which case, if it is delivered or transmitted before 4:00 PM on a business day, it shall be deemed to have been given and received on such day; in any other case, it will be deemed to have been given and received on the first business day following the day on which it is delivered or transmitted by facsimile. Either party may change the address at which notice is to be received by written notice pursuant to this
Section 11.7.
         11.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.
         11.9 Relationship of the Parties. For purposes of this Agreement, Systle and SBTK shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Systle and SBTK as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume or be liable for any liabilities or obligations of the other party, whether past, present or future.
         11.10 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter.
                                   * * * * * *


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
                                    SABRATEK CORPORATION

                                    By: /s/ JOHN REILLY
                                       ---------------------------------
                                    Title: Chief Financial Officer
                                          ------------------------------


                                    SYSTLE CORPORATION

                                    By: /s/ CHARLES STEWART
                                       ---------------------------------
                                    Title:
                                          ------------------------------
















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